FOR IMMEDIATE RELEASE

ETRIALS WORLDWIDE REPORTS 2005 YEAR END FINANCIAL RESULTS

Morrisville, NC--March 30, 2006--etrials® Worldwide, Inc. (Nasdaq: ETWC, ETWCW, ETWCU), an eClinical software and services company focused on people, process and technology to meet the needs of the pharmaceutical industry, today announced financial results for the twelve months ended December 31, 2005.

Performance Highlights

•	2005 revenue of $13.6 million
•	Backlog increased 39.7% to $28.5 million driven by $24.3 million in new business awards during 2005
•	39% increase in active trials and 20% increase in active customers in 2005
•	Expanded presence in Europe with addition of senior executives

On February 9, 2006, etrials merged with CEA Acquisition Corporation, a specified purpose acquisition company. Upon the closing, CEA changed its name to etrials Worldwide, Inc. and, on February 10, 2006, began trading on the Nasdaq National Market.

John Cline, etrials’ CEO, stated, “We believe that etrials is in the strongest competitive position in its history. Industry trends remain robust with demand for eClinical software and services expected to continue to rapidly increase. Our merger strengthened our financial position by providing us with $20.5 million in cash, which will allow us to grow our platform of eClinical products. We have expanded our international presence by increasing business development efforts in the United Kingdom, France and Ireland. Most importantly, in 2005 we began competing for larger, more profitable clinical trials.”

Mr. Cline continued, “During 2005, etrials won $24.3 million in new business contracts, increasing our backlog by nearly 40% to $28.5 million at December 31, 2005 from $20.4 million at December 31, 2004. We believe that this growth reflects recognition of safety, regulatory and cost considerations across the industry and our unique position as one of the few eClinical software and service providers offering electronic data capture, electronic patient diaries and interactive voice response technologies as stand-alone solutions or as a fully integrated suite of technology and services. People, process and technology are the hallmarks of our business and our offerings, capabilities and strategy will allow us to add value for our pharmaceutical, biotechnology and CRO customers.”

etrials Worldwide, Inc.	Page 2
March 30, 2006

2005 Financial Results

Total revenues increased 6.7% to $13.6 million for the year ended December 31, 2005 from $12.8 million for the year ended December 31, 2004, driven by new contract awards. This includes a $595,000 discount to revenues in 2005 in connection with a software application-hosting agreement entered into on April 1, 2005. Effective February 8, 2006, etrials amended this agreement and issued this customer an additional 40,897 shares of etrials common stock, resulting in a total of 139,048 common shares issued. As a result of the amendment, there are no longer any shares held in escrow and the shares issued are no longer subject to forfeiture should the customer terminate certain agreements. Accordingly, no further reduction to revenue is required after the first quarter of 2006.

The timelines of clinical trials performed by the pharmaceutical industry, are often difficult to predict due to regulatory and other external approvals and are subject to changes in scope of work and cancellation for a variety of reasons outside the control of etrials. Since we recognize revenues based upon our work performed on clinical trials under the proportional performance method of accounting, any delay in start-up or conduct of a clinical trial will negatively impact revenue recognition. In 2005, our revenue growth did not match the growth in our contract backlog as we experienced delayed starts with several clinical studies. These clinical trials are expected to commence in 2006.

The net loss before dividends and accretion of preferred stock for the year ended December 31, 2005 was approximately $1.3 million, as compared to a net income before dividends and accretion of preferred stock of approximately $260,400 in 2004. The Company recorded charges related to dividends and accretion of preferred stock of approximately $1.2 million and $985,500 for the twelve months ended December 31, 2005 and 2004 respectively. As a result of the CEA merger, the etrials preferred stock was exchanged for common stock which will eliminate preferred stock dividends and accretion after January 2006. The net loss attributable to common stockholders was approximately $2.5 million or $0.78 per basic and diluted share, as compared to a net loss of approximately $725,000, or $0.24 per basic and diluted share in 2004.

The 2005 net loss was impacted by the legal costs for a patent infringement lawsuit settled in 2005 of approximately $420,000, lawsuit settlement and quarterly royalty costs of approximately $320,000 and the $595,000 in reduced revenues from the software application-hosting agreement noted above.

Financial Position

The Company’s balance sheet at December 31, 2005 reflected total assets of approximately $14.9 million, cash and cash equivalents of $1.7 million, a working capital deficit of approximately $212,000, and approximately $261,000 in long-term debt and long-term capital lease obligations. On a pro forma basis, after giving effect to the merger with CEA Acquisition Corp. as if the transaction had occurred on December 31, 2005, etrials’ total assets were approximately $34.6 million, cash and cash equivalents were approximately $22.1 million, working capital was approximately $20.0 million, long-term debt and long-term capital lease obligations was $261,000 and stockholders’ equity was approximately $30.0 million.

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Outlook for 2006

“Looking toward 2006, we see strong opportunities in the marketplace. We will continue to focus on maintaining and growing customer relationships, increasing our international reach and bolstering our offerings with new technologies through strategic acquisitions to fuel our performance,” concluded Mr. Cline.

Based on current contract backlog and expected new contract awards in 2006, etrials expects financial performance in 2006 to show steady, sequential, quarter over quarter performance improvements and be profitable for the year. The company is targeting growth of 25% in new contract awards or $30 million and 40% growth to $40 million in contract backlog for 2006.

Conference Call

etrials will hold its first conference call on Thursday, March 30, 2006 at 4:30 p.m. ET to discuss 2005 year end results. To participate in the live call by telephone, please dial 866.550.5902, or for international callers, please dial 706.634.2292. Those interested in listening to the conference call live via the Internet may do so by visiting the Company’s Web site at  www.etrials.com, or by clicking http://audioevent.mshow.com/293942. Please go to the Web site 15 minutes prior to the scheduled start to register, download, and install any necessary audio software. A webcast audio replay will be available through April 28, 2006. A telephone audio replay will also be available through April 6, 2006, by dialing 800.642.1687 from the U.S., or 706.645.9291 for international callers, and entering conference ID number 6810371 when prompted.

About etrials®
etrials Worldwide, Inc., (Nasdaq: ETWC, ETWCW, ETWCU) is an eClinical software and services company offering pharmaceutical, biotechnology and contract research organizations worldwide a suite of technology-based tools including electronic data capture, electronic patient diaries, interactive voice response and reporting. etrials believes that our people, process and technology are fundamental to assisting the pharmaceutical industry in bringing new drugs to market faster and more efficiently. Visit us at www.etrials.com.

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etrials is a registered trademark of etrials Worldwide, Inc. Other marks belong to their respective owners.

Forward-Looking Statements
This announcement contains forward-looking statements, including statements regarding future new contract awards and future performance targets that involve risks and uncertainties. Actual results could differ materially from those discussed. Factors that could cause or contribute to such differences include, but are not limited to, delays in the current schedule for clinical trials by existing clients, utilization of our software and services by clients to a lesser degree than is currently expected and terminations of existing contracts, all of which are possible because our contracts do not generally have minimum volume guarantees and can be terminated without penalty by clients, and failure to sign new contracts at the rate management currently targets. More information about potential factors which could cause actual results to differ from the forward looking statements included in this announcement is included in our filings with the Securities and Exchange Commission.  All forward-looking statements are based on information available to us on the date hereof, and we assume no obligation to update such statements.

etrials Worldwide, Inc.	Page 4
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Contact:
Media: Lorra Gosselin etrials Worldwide, Inc. 919.653.3400 pr@etrials.com	Investors: The Equity Group Inc. Adam Prior 212.836.9606 aprior@equityny.com	or Devin Sullivan 212.836.9608 dsullivan@equityny.com

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etrials Worldwide, Inc. (A)
Condensed Consolidated Statements of Operations

			Pro Forma
	Year Ended		Combined (B)
	December 31,		December 31,
	2005	2004	2005
			(Unaudited)

Revenues	$13,623,288	$12,766,306	$13,623,288

Costs and expenses:
Costs of revenues	6,404,270	5,243,597	6,404,270
Sales & marketing	3,148,637	2,350,369	3,148,637
Research & development	1,519,408	1,341,350	1,519,408
General & administrative	3,275,519	2,739,204	3,687,108
Amortization of IP	559,489	539,513	559,489
Total costs and expenses	14,907,323	12,214,033	15,318,912
Income (loss) from operations	(1,284,035)	552,273	(1,695,624)

Other expenses (income)	48,422	291,837	(562,755)
(Loss) income before income taxes	(1,332,457)	260,436	(1,132,869)
Income taxes	-	-	(4,000)
Net (loss) income	(1,332,457)	260,436	(1,136,869)
Dividends and accretion of preferred stock	(1,152,828)	(985,506)	-
Net loss attributable to common stockholders	$(2,485,285)	$(725,070)	$(1,136,869)

Loss per common share:
Basic and diluted net loss per share
attributable to common stockholders	$(0.78)	$(0.24)	$(0.09)
Basic and diluted weighted average
common shares outstanding	3,190,911	3,030,065	12,346,360

(A) The historical financial information presented reflects the etrials subsidiaries acquired in the merger which closed on February 9, 2006.

(B) The unaudited pro forma condensed consolidated statements of operations combine the historical statements of operations of etrials and CEA for the year ended December 31, 2005, giving effect to the merger, as if it had occurred on January 1, 2005 and for the twelve months ended December 31, 2005.

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etrials Worldwide, Inc. (A)
Condensed Consolidated Balance Sheets

			Pro Forma
			Combined (B)
	December 31,		December 31,
	2005	2004	2005
			(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$1,650,323	$1,706,649	$22,094,212
Other current assets	2,865,310	2,735,716	2,951,110

Total current assets	4,515,633	4,442,365	25,044,322

Other assets	10,392,988	9,657,133	9,600,000
Total assets	$14,908,621	$14,099,498	$34,645,322

Liabilities, Redeemable Convertible Preferred Stock
and Stockholders' (Deficit) Equity
Current liabilities	$4,727,938	$3,499,728	$4,767,876

Long-term liabilities	261,329	40,000	261,329
Total liabilities	4,989,267	3,539,728	5,029,205

Series A and B redeemable convertible preferred stock	13,647,273	12,494,445	-

Stockholders' deficit (equity)	(3,727,919)	(1,934,675)	29,616,117

Total liabilities, redeemable convertible preferred stock
and stockholders' deficit (equity)	$14,908,621	$14,099,498	$34,645,322

(A) The historical financial information presented reflects the etrials subsidiaries acquired in the merger which closed on February 9, 2006.

(B) The unaudited pro forma condensed consolidated balance sheet combines the consolidated historical balance sheet of etrials and the historical balance sheet of CEA as of December 31, 2005, after giving effect to the merger of etrials and CEA, as if the merger had been consummated on December 31, 2005.